SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549


SCHEDULE 13G
Under the Securities Exchange Act of 1934


Name of
Issuer:  MILLENNIUM CELL INC


Title of Class
of Securities:  Common Stock

CUSIP Number:   60038b105


 1)  NAME OF I.R.S. IDENTIFICATION NO. OF REPORTING PERSON

     Randolph W.Lenz

 2)  MEMBER OF A GROUP:  (a)  N/A
                         (b)  N/A

 3)  SEC USE ONLY:

 4)  PLACE OF ORGANIZATION:  United States

NUMBERS OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON WITH:

 5)  Sole Voting Power:                  0
 6)  Shared Voting Power:                0
 7)  Sole Dispositive Power:             0
 8)  Shared Dispositive Power:           0

 9)  AGGREGATE AMOUNT BENEFICIALLY OWNED:  0

10)  AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES:  N/A

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  0%

12)  TYPE OF REPORTING PERSON:  IN

ITEM 1(a).  NAME OF ISSUER:

            MILLENNIUM CELL INC.

ITEM 1(b).  ADDRESS OF ISSUER'S EXECUTIVE OFFICES:

            1 Industrial Way West
            Eatontown, New Jersey 07724

ITEM 2(a).  NAME OF PERSON FILING:

           Randolph W. Lenz

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            5401 N. Federal Highway
            Ft. Lauderdale, Florida 33308

ITEM 2(c).  CITIZENSHIP:

            United States

ITEM 2(d).  TITLE OF CLASS SECURITIES:

            Common Stock

ITEM 2(e).  CUSIP NUMBER:

            60038b105

ITEM 3.     Filed pursuant to Rule 13d-1(c)

ITEM 4.     OWNERSHIP:

            (a) Number of Shares        0
                Benefically Owned:

            (b) Percent of Class:    0%

                                                   Number
            (c) Powers                          Of Shares
                ---------------------           ---------
                Sole power to vote or            0
                to direct the vote

                Shared power to vote or           0
                to direct the vote

                Sole power to dispose or         0
                to direct disposition

                Shared power to dispose           0
                or to direct disposition


ITEM 5.     OWNERSHIP OF 5% OR LESS OF A CLASS:

            The reporting person has ceased to be a beneficial owner of more than 5% of the common stock of the corporation

ITEM 6.     OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON:

            N/A

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
            ULTIMATE PARENT COMPANY:

            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not Applicable

ITEM 10.    CERTIFICATION:

            By signing below, Randolph W. Lenz certifies that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

                 After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


   /s/Stacie K. Daley, Esq.                                 9/7/2000
- ---------------------------------------------            ---------------------
      **Signature of Reporting Person                             Date
 By:   Stacie K. Daley, Esq.
                                     Attorney-in-Fact   Pursuant   to  Power  of
                                     Attorney,  dated June 23, 1999 (attached as
                                     Exhibit  A to  Mr.  Lenz's  Schedule  13D/A
                                     No.25 for Terex  Corporation),  dated  June
                                     23,   1999  and   incorporated   herein  by
                                     reference)